Exhibit 99.1

May 1, 2024	Investor Contact:
Aaron Musgrave
Vice President, Investor Relations
856-955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Senior Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com
AMERICAN WATER REPORTS SOLID FIRST QUARTER 2024 RESULTS
AFFIRMS 2024 EPS GUIDANCE AND LONG-TERM GROWTH TARGETS

•First quarter 2024 earnings were $0.95 per share, compared to $0.91 per share in 2023; results as expected
•2024 earnings per share guidance range of $5.20 to $5.30 affirmed
•2024 capital investment plan of $3.1 billion on track; March closing of Granite City, IL, acquisition of $86 million
•Announced quarterly cash dividend of $0.7650 per share of common stock payable in June, an increase of 8.1%
•Completed 2024 financing; issued $1.4 billion of senior notes in February, $700 million of 5.150% due 2034 and $700 million of 5.450% due 2054
CAMDEN, N.J., May 1, 2024 - American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter ended March 31, 2024, of $0.95 per share, compared to $0.91 per share for the same quarter in 2023.
“We are off to a solid start to 2024 as we continue to execute on our regulated strategy,” said M. Susan Hardwick, president and CEO of American Water. “Early in 2024 we completed our key financing objective with the successful $1.4 billion debt issuance, which helps fund our robust infrastructure investment program. These needed infrastructure investments include addressing the final PFAS rule, our on-going lead and copper replacement programs and making our own systems more resilient as we help communities address their water and wastewater challenges.”
2024 EPS Guidance and Long-Term Financial Targets Affirmed
The company affirms its 2024 earnings per share guidance range of $5.20 to $5.30, which includes approximately $0.10 per share of increased interest income resulting from the early 2024 amendment to the terms of the secured seller note receivable from the 2021 sale of the former Homeowner Services Group (“HOS”). The Company also affirms its long-term financial targets, including its long-term EPS and dividend growth rate targets of 7-9%. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Cautionary Statement Concerning Forward-Looking Statements” below and under “Risk Factors” in its annual, quarterly, and current reports filed with the Securities and Exchange Commission (“SEC”). All statements related to earnings and earnings per share refer to diluted earnings and earnings per share.

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Consolidated Results
For the three months ended March 31, 2024, earnings per share were $0.95 compared to $0.91 per share in the same period in 2023. The increase was primarily driven by the implementation of new rates in the Regulated Businesses from its capital and acquisition investments, offset somewhat by increased production and employee related costs, higher financing costs to fund the capital investment plan, including the 2023 equity issuance, and $0.05 per share of net unfavorable one-time items year-over-year. Results for the three months ended March 31, 2024, include additional interest income of $0.02 per share, resulting from the early 2024 amendment to the secured seller note from the sale of the former HOS business.
The company is on track to meet its capital investment plan for the year with investments of $720 million in the first three months of 2024, including $634 million for infrastructure improvements and replacements, primarily in the Regulated Businesses, and $86 million for the closing of the wastewater treatment plant acquisition from Granite City, Illinois. The company plans to invest a total of approximately $3.1 billion across its footprint in 2024.
Regulated Businesses
In the first quarter of 2024, the Regulated Businesses’ net income was $185 million, compared to $174 million for the same period in 2023.
Operating revenues increased $68 million for the three months ended March 31, 2024, as compared to 2023. The increase in operating revenues was primarily a result of authorized revenue increases from completed general rate cases and infrastructure proceedings for the recovery of incremental capital and acquisition investments.
Since January 1, 2024, the company has been authorized additional annualized revenues of $43 million from general rate cases. Further, $55 million of additional annualized revenues from infrastructure surcharges have been authorized and are effective. The company has general rate cases in progress in eight jurisdictions and has filed for infrastructure surcharges in one jurisdiction, reflecting a total annualized revenue request of $636 million.
Operation and maintenance (“O&M”) expenses were higher by $21 million for the three months ended March 31, 2024, as compared to 2023, primarily due to increased production costs from increased fuel, power and chemicals costs, as well as increased employee related costs. Depreciation expense was higher by $15 million in the same period due to the growing capital investment.
Long-Term Debt Offering
On February 23, 2024, the company completed a $1.4 billion debt offering of $700 million aggregate principal amount of 5.150% senior notes due 2034 and $700 million aggregate principal amount of 5.450% senior notes due 2054. The proceeds from the offering were used primarily to find the company’s capital investment program.
Dividends
On March 1, 2024, the Company paid a quarterly cash dividend of $0.7075 per share to shareholders of record as of February 8, 2024.
On May 1, 2024, the company’s Board of Directors declared a quarterly cash dividend payment of $0.7650 per share of common stock, payable on June 3, 2024, to shareholders of record as of May 14, 2024, an increase of 8.1%.
2024 First Quarter Earnings Conference Call
The conference call to discuss first quarter 2024 earnings, 2024 earnings guidance, and long-term targets will take place on Thursday, May 2, 2024, at 9 a.m. Eastern Daylight Time. Interested parties may listen to an audio webcast through a link on the company’s Investor Relations website at ir.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online in advance at ir.amwater.com. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.
Following the earnings conference call, a replay of the audio webcast will be available for one year on American Water’s investor relations website at ir.amwater.com/events.

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About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.
For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.
Throughout this press release, unless the context otherwise requires, references to the “company” and “American Water” mean American Water Works Company, Inc. and all of its subsidiaries, taken together as a whole.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release including, without limitation, 2024 earnings guidance, the company’s long-term financial, growth and dividend targets, the ability to achieve the company’s strategies and goals, customer affordability and acquired customer growth, the outcome of the company’s pending acquisition activity, the amount and allocation of projected capital expenditures, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “likely,” “uncertain,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may vary materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates; the timeliness and outcome of regulatory commissions’ and other authorities’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions and dispositions, taxes, permitting, water supply and management, and other decisions; changes in customer demand for, and patterns of use of, water and energy, such as may result from conservation efforts, or otherwise; limitations on the availability of the company’s water supplies or sources of water, or restrictions on its use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; a loss of one or more large industrial or commercial customers due to adverse economic conditions, or other factors; present and future proposed changes in laws, governmental regulations and policies, including with respect to the environment (such as, for example, potential improvements to existing Federal regulations with respect to lead and copper service lines and galvanized steel pipe), health and safety, data and consumer privacy, security and protection, water quality and water quality accountability, contaminants of emerging concern (including without limitation per- and polyfluoroalkyl substances (“PFAS”)), public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections and changes in federal, state and local executive administrations; the company’s ability to collect, distribute, use, secure and store consumer data in compliance with current or future governmental laws, regulations and policies with respect to data and consumer privacy, security and protection; weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, pandemics (including COVID-19) and epidemics, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms, sinkholes and solar flares; the outcome of litigation and similar governmental and regulatory proceedings, investigations or actions; the risks associated with the company’s aging infrastructure, and its ability to appropriately improve the resiliency of or maintain, update, redesign and/or replace, current or future infrastructure and systems, including its technology and other assets, and manage the expansion of its businesses; exposure or infiltration of the company’s technology and critical infrastructure systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means, and impacts from required or voluntary public and other disclosures related thereto; the company’s ability to obtain permits and other approvals for projects and construction, update, redesign and/or replacement of various water and wastewater facilities; changes in the company’s capital requirements; the company’s ability to control operating expenses and to achieve operating efficiencies, and the company’s ability to create, maintain and promote initiatives and programs that support the affordability of the company’s regulated utility services; the intentional or unintentional actions of a third party, including contamination of the company’s water supplies or the water provided to its customers; the company’s ability to obtain and have delivered adequate and cost-effective supplies of pipe, equipment (including personal protective equipment), chemicals, power and other fuel, water and other raw materials, and to

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address or mitigate supply chain constraints that may result in delays or shortages in, as well as increased costs of, supplies, products and materials that are critical to or used in the company’s business operations; the company’s ability to successfully meet its operational growth projections, either individually or in the aggregate, and capitalize on growth opportunities, including, among other things, with respect to acquiring, closing and successfully integrating regulated operations, including without limitation the company’s ability to (i) obtain required regulatory approvals for such acquisitions, (ii) prevail in litigation or other challenges related to such acquisitions, and (iii) recover in rates the fair value of assets of the acquired regulated operations, the company’s Military Services Group entering into new military installation contracts, price redeterminations, and other agreements and contracts with the U.S. government, and realizing anticipated benefits and synergies from new acquisitions; risks and uncertainties following the completion of the sale of the company’s Homeowner Services Group (“HOS”), including the company’s ability to receive amounts due, payable and owing to the company under the amended secured seller note when due, and the ability of the company to redeploy successfully and timely the net proceeds of this transaction into the company’s Regulated Businesses; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; cost overruns relating to improvements in or the expansion of the company’s operations; the company’s ability to successfully develop and implement new technologies and to protect related intellectual property; the company’s ability to maintain safe work sites; the company’s exposure to liabilities related to environmental laws and regulations, including those enacted or adopted and under consideration, and the substances related thereto, including without limitation lead and galvanized steel, PFAS and other contaminants of emerging concern, and similar matters resulting from, among other things, water and wastewater service provided to customers; the ability of energy providers, state governments and other third parties to achieve or fulfill their greenhouse gas emission reduction goals, including without limitation through stated renewable portfolio standards and carbon transition plans; changes in general economic, political, business and financial market conditions; access to sufficient debt and/or equity capital on satisfactory terms and as needed to support operations and capital expenditures; fluctuations in inflation or interest rates, and the company’s ability to address or mitigate the impacts thereof; the ability to comply with affirmative or negative covenants in the current or future indebtedness of the company or any of its subsidiaries, or the issuance of new or modified credit ratings or outlooks by credit rating agencies with respect to the company or any of its subsidiaries (or any current or future indebtedness thereof), which could increase financing costs or funding requirements and affect the company’s or its subsidiaries’ ability to issue, repay or redeem debt, pay dividends or make distributions; fluctuations in the value of, or assumptions and estimates related to, its benefit plan assets and liabilities, including with respect to its pension and other post-retirement benefit plans, that could increase expenses and plan funding requirements; changes in federal or state general, income and other tax laws, including (i) future significant tax legislation or regulations (including without limitation impacts related to the Corporate Alternative Minimum Tax); and (ii) the availability of, or the company’s compliance with, the terms of applicable tax credits and tax abatement programs; migration of customers into or out of the company’s service territories and changes in water and energy consumption resulting therefrom; the use by municipalities of the power of eminent domain or other authority to condemn the systems of one or more of the company’s utility subsidiaries, including without limitation litigation and other proceedings with respect to the water system assets of the company’s California subsidiary located in Monterey, California, or the assertion by private landowners of similar rights against such utility subsidiaries; any difficulty or inability to obtain insurance for the company, its inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or its inability to obtain reimbursement under existing or future insurance programs and coverages for any losses sustained; the incurrence of impairment charges, changes in fair value and other adjustments related to the company’s goodwill or the value of its other assets; labor actions, including work stoppages and strikes; the company’s ability to retain and attract highly qualified and skilled employees and/or diverse talent; civil disturbances or unrest, or terrorist threats or acts, or public apprehension about future disturbances, unrest, or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.
These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above, and the risk factors included in American Water’s annual, quarterly and other SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements American Water makes speak only as of the date of this press release. American Water does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the federal securities laws. New factors emerge from time to time, and it is not possible for the company to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.
AWK-IR

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	For the Three Months Ended March 31,
	2024	2023
Operating revenues	$1,011	$938
Operating expenses:
Operation and maintenance	416	393
Depreciation and amortization	188	172
General taxes	81	78
Total operating expenses, net	685	643
Operating income	326	295
Other (expense) income:
Interest expense	(124)	(115)
Interest income	24	14
Non-operating benefit costs, net	9	9
Other, net	7	11
Total other (expense) income	(84)	(81)
Income before income taxes	242	214
Provision for income taxes	57	44
Net income attributable to common shareholders	$185	$170

Basic earnings per share:
Net income attributable to common shareholders	$0.95	$0.91
Diluted earnings per share:
Net income attributable to common shareholders	$0.95	$0.91
Weighted-average common shares outstanding:
Basic	195	186
Diluted	195	186

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	March 31, 2024	December 31, 2023
ASSETS
Property, plant and equipment	$32,780	$32,189
Accumulated depreciation	(6,757)	(6,751)
Property, plant and equipment, net	26,023	25,438
Current assets:
Cash and cash equivalents	584	330
Restricted funds	42	34
Accounts receivable, net of allowance for uncollectible accounts of $49 and $51, respectively	323	339
Income tax receivable	26	86
Unbilled revenues	316	302
Materials and supplies	115	112
Other	181	186
Total current assets	1,587	1,389
Regulatory and other long-term assets:
Regulatory assets	1,117	1,106
Secured seller promissory note from the sale of the Homeowner Services Group	795	720
Operating lease right-of-use assets	90	86
Goodwill	1,143	1,143
Other	331	416
Total regulatory and other long-term assets	3,476	3,471
Total assets	$31,086	$30,298

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American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	March 31, 2024	December 31, 2023
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 200,273,523 and 200,144,968 shares issued, respectively)	$2	$2
Paid-in-capital	8,561	8,550
Retained earnings	1,844	1,659
Accumulated other comprehensive loss	(8)	(26)
Treasury stock, at cost (5,451,187 and 5,414,867 shares, respectively)	(392)	(388)
Total common shareholders' equity	10,007	9,797
Long-term debt	12,566	11,715
Redeemable preferred stock at redemption value	3	3
Total long-term debt	12,569	11,718
Total capitalization	22,576	21,515
Current liabilities:
Short-term debt	—	179
Current portion of long-term debt	557	475
Accounts payable	231	294
Accrued liabilities	636	791
Accrued taxes	89	67
Accrued interest	131	93
Other	213	252
Total current liabilities	1,857	2,151
Regulatory and other long-term liabilities:
Advances for construction	367	352
Deferred income taxes and investment tax credits	2,742	2,717
Regulatory liabilities	1,460	1,481
Operating lease liabilities	78	73
Accrued pension expense	256	262
Other	195	196
Total regulatory and other long-term liabilities	5,098	5,081
Contributions in aid of construction	1,555	1,551
Commitments and contingencies
Total capitalization and liabilities	$31,086	$30,298

PRESS RELEASE	7	www.amwater.com